CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Senior Fixed Rate Step-Up Notes due 2014	$5,142,214.37	$597.01

(1)           The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of TRY 1.55575 per U.S.$1 as of March 29, 2011.

March 2011 Pricing Supplement No. 742 Registration Statement No. 333-156423 Dated March 29, 2011 Filed pursuant to Rule 424(b)(2)
TRY 8,000,000 Senior Fixed Rate Step-Up Notes due 2014
Global Medium Term Notes, Series G
The notes are denominated and payable in Turkish Lira (“TRY” or “lira”) and pay interest in (i) Years 1 and 2 at 9.00% per annum and in (ii) Years 3 and 4 at 9.50%, payable annually.  All payments of interest and the repayment of principal at maturity will be made in liras, subject to the occurrence of an inconvertibility event as discussed herein.  Consequently, for investors whose home / functional currency is not the lira, both interest and principal payments on the notes will be subject to currency exchange risk if converted back into such home currency. If an inconvertibility event occurs, we may elect, in our sole discretion, to make any payments under the notes in U.S. dollars.

The notes offered hereby will constitute a further issuance of, and will be consolidated with, the TRY 142,000,000 aggregate principal amount of Senior Fixed Rate Step-Up Notes due December 3, 2014 issued on December 3, 2010, which we refer to as the "existing notes," and will form a single tranche with those existing notes. The notes offered hereby will have the same CUSIP and ISIN as the existing notes and will trade interchangeably with the existing notes.

The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:
TRY 8,000,000, for a total aggregate principal amount, together with the TRY 142,000,000 principal amount of the existing notes, of TRY 150,000,000.  We may increase the aggregate principal amount prior to the original issue date but are not required to do so.

Stated principal amount:	TRY 150,000
Issue price:	100%, plus accrued interest from December 3, 2010, which was the original issue date for the existing notes.
Pricing date:	March 29, 2011
Original issue date for the notes offered hereby:	April 1, 2011 (3 business days after the pricing date)
Interest accrual date:	December 3, 2010, which was the original issue date for the existing notes
Maturity date:	December 3, 2014
Redemption percentage at maturity:
100% per note.  The notes will be redeemed on the maturity date for the stated principal amount per note plus accrued and unpaid interest.  The amount due at maturity will be payable in lira, subject to the occurrence of an inconvertibility event as described herein.

Interest rate:
Interest will be payable in lira, subject to an inconvertibility event, as follows:
9.00%, from and including December 3, 2010, the original issue date for the existing notes, to but excluding December 3, 2012; and
9.50%, from and including December 3, 2012 to but excluding the maturity date.

Interest payment period:	Annual
Interest payment dates:
Each December 3, beginning December 3, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day count convention:	30/360
Specified currency:
TRY, provided that, if an inconvertibility event exists on any interest payment date or on the maturity date, or on either of the two days prior to such interest payment date or maturity date, we may in our sole discretion, elect to make payment on such date and all future payments under the notes in U.S. dollars at the exchange rate to be determined in the manner set forth herein.  See “Inconvertibility Event” on page 2.

Tax considerations for non-U.S. holders:
As discussed in the section of this pricing supplement entitled “Tax Considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the note (or a financial institution holding the note on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the notes will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

Business day:	New York, London and Ankara.
ISIN:	XS0562187186
Common code:	056218718
Book-entry or certificated note:	Book-entry
Minimum denomination:	TRY 150,000 and integral multiples of TRY 1,000 in excess thereof
Listing:
The existing notes have been, and application will be made for the notes to be, admitted to the Official List of the UK Listing Authority and admitted to trading on the Regulated Market of the London Stock Exchange plc.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. International plc (“MSIP”)
Agent:	MSIP
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer(1)
Per Security	100%	0.50%	99.50%
Total	TRY 8,000,000	TRY 40,000	TRY 7,960,000
(1)         Plus accrued interest from and including the original issue date for the existing notes.
(2)         For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

TRY 8,000,000 Senior Fixed Rate Step-Up Notes due 2014
Global Medium Term Notes, Series G

Investment Overview

The notes pay interest in (i) Years 1 and 2 at 9.00% per annum and in (ii) Years 3 and 4 at 9.50%, payable annually.  All payments on the notes including payments of interest and the repayment of principal at maturity will be made in liras, subject to the occurrence of a general inconvertibility event.  Consequently, for investors whose home / functional currency is not the lira, both interest and principal payments on the notes will be subject to currency exchange risk if converted back into U.S. dollars, or such other home currency.  If an inconvertibility event occurs, we may elect, in our sole discretion, to make any payments under the notes in U.S. dollars.  All payments on the notes, including the repayment of principal in lira, are subject to the credit risk of Morgan Stanley.

Maturity:	4 years
Interest rate:
Interest will be payable in lira, subject to an inconvertibility event, as follows:
9.00%, from and including December 3, 2010, the original issue date for the existing notes, to but excluding December 3, 2012; and
9.50%, from and including December 3, 2012 to but excluding the maturity date.

Redemption percentage at maturity:
100%.  The notes will be redeemed on the maturity date for the stated principal amount per note plus accrued and unpaid interest, and the amount of principal and interest due at maturity will be payable in lira, subject to the occurrence of an inconvertibility event as described herein.

Inconvertibility Event

Inconvertibility Event.  An inconvertibility event means the occurrence, from and including the pricing date to and including the maturity date, of any event or circumstance that generally makes it, in the sole discretion of the calculation agent, (i) impossible or impracticable to convert lira into U.S. dollars (whether directly or through a cross exchange rate) through customary legal channels in an amount equal to the applicable interest payment or, with respect to the payment at maturity, the outstanding principal amount, (ii) impossible or impracticable to determine the settlement rate (as defined below) in an amount equal the applicable interest payment or, with respect to the payment at maturity, the outstanding principal balance or (iii) impossible or impracticable to transfer lira outside of Turkey, in each case under (i), (ii) or (iii), for any reason beyond the reasonable control of the calculation agent and any of its affiliates.  These provisions do not apply if the lira is unavailable because it has been replaced by the euro.  If the euro has been substituted for the lira, we may at our option, and will, if required by law, without the consent of the noteholders, make all payments under the notes in euro instead of lira in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended.

If an inconvertibility event exists on any interest payment date or on the maturity date, or on either of the two days prior to such interest payment date or maturity date, the issuer may determine, in its sole discretion, to make payment on such date and all future payments under the notes in U.S. dollars in an amount equal to the applicable amount due in lira converted from lira to U.S. dollars at the exchange rate on the business day prior to each relevant interest payment date or maturity date, as applicable.

Notice of Inconvertibility.  If the issuer elects to make all payments under the notes in U.S. dollars as a result of the occurrence of an inconvertibility event, the issuer will give notice to the noteholders (through the relevant clearing system where the notes are held through Euroclear, Clearstream, Luxembourg or any other clearing system) stating that an inconvertibility event has been determined to have occurred and that all payments to and including the maturity date will be made in U.S. dollars.  Failure to deliver such notice or the failure of the recipient to receive such notice will not affect the issuer’s ability to make payments under the notes in U.S. dollars.

Exchange Rate.  On any business day, the U.S. dollar/TRY spot rate, expressed as an amount of TRY per one U.S. dollar, which appears on the “WMCO” page on Bloomberg (or its successor page for the purpose of displaying such rate) (the “reference source”), as of approximately 4:00 p.m. London time under the “Ask” column as determined by the calculation agent (the “settlement rate”), provided that if (i) no such rate is displayed on the applicable reference source for such day or (ii) the calculation agent determines in good faith that the rate so displayed on the applicable reference

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source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm offer quotes, after eliminating the highest quotation (or, in the event of equality, one of  the highest) and the lowest quotation (or, in the event of equality, one of the lowest) of exchange rates for conversion of lira into U.S. dollars determined by at least five independent leading dealers selected by the calculation agent (the “reference dealers”), in the underlying market for lira taking into consideration the latest available quotation for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.  Quotations of MSIP or any of its affiliates may be included in the calculation of any mean described above.

If the lira is lawfully eliminated, converted, redenominated or exchanged by Turkey during the term of the notes, the calculation agent, in its sole discretion, will determine the exchange rate for the purposes of making any payments under the notes upon any inconvertibility event in accordance with legal requirements and market practice.

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Risk Factors

The notes involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

▪
The notes are denominated, and all payments will be made, in liras.  There are risks inherent in investments in notes denominated and payable in liras for investors whose home / functional currency is not liras.  You should consult your financial, legal and tax advisers as to any specific risks entailed by an investment in notes that are denominated and payable in a currency other than the currency of the country in which you are resident or in which you conduct your business.  We refer to such country as your “home country” and to the currency of your home country as your “home currency”.  In addition, investors who wish to resell the notes to other investors whose home currency is not the lira will be potentially adversely affected by exchange rate movements.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Turkey and the investor’s home country.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Turkey and the investor’s home country.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Turkey, the investor’s home country and other countries important to international trade and finance.  The notes are not appropriate investments for investors who do not understand foreign currency exchange transactions.  See “Risk Factors” in the accompanying prospectus.

▪
Payments in liras under the notes are subject to an inconvertibility event. If an inconvertibility event occurs, we may in our sole discretion, elect to make all payments under the notes in U.S. dollars.  In this circumstance, the calculation agent may determine the applicable exchange rate, acting in good faith.  As discussed below, the lira is an emerging markets currency and is subject to increased risk that an inconvertibility event may occur.  At the time an inconvertibility event occurs, it is likely that the lira will depreciate significantly against the U.S. dollar due to the fact that the lira is no longer freely convertible.  Accordingly, if we elect to make payments in U.S. dollars, we will use the exchange rate determined by the calculation agent at a time when the lira has significantly depreciated against the U.S. dollar and you could lose a significant amount or all of your initial investment. In addition, this exchange rate may be less advantageous to you than would otherwise be obtainable in the open market if such a market were operative at such time.  As an emerging markets currency, the lira is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the notes.  Events of this kind may in turn lead to an inconvertibility event under the notes.

▪
Government intervention in the currency markets could result in an inconvertibility event and could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Turkey and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  These events may result in an inconvertibility event under the notes.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

In addition, if the Turkish lira is lawfully eliminated, converted, redenominated or exchanged by Turkey during the term of the notes, that may result in an inconvertibility event and the calculation agent, in its sole discretion, will

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determine the exchange rate for the purposes of making any payments under the notes upon an inconvertibility event, in accordance with legal requirements and market practice.  Such events and determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, redemption dates and at maturity, and therefore, investors are subject to our credit risk.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪
The price at which the notes may be resold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) whether an inconvertibility event has occurred, (ii) changes in U.S. and Turkish interest rates, (iii) changes in the lira /U.S. dollar currency exchange rate, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity.

▪
Suspension or disruptions of market trading in the lira may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate between the Turkish lira and the U.S. dollar and, therefore, could result in an inconvertibility event and could adversely affect the payments on the notes upon any inconvertibility event and the value of the notes in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co., MSIP or one of our other affiliates is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., MSIP and our other affiliates, as a result of dealer discounts, mark-ups or other transaction costs.

▪
Secondary trading may be limited.  The existing notes have been, and application will be made for the notes to be, listed on the London Stock Exchange.  Even if the notes are listed on the London Stock Exchange, there may be little or no secondary market for the notes.  MS & Co., MSIP or one of our other affiliates may, but are not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co., MSIP or such other affiliate is willing to transact.  If at any time MS & Co., MSIP and our other affiliates were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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Global Medium Term Notes, Series G

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MSIP will calculate the payment you will receive on each interest payment date and at maturity and will also make determinations in relation to the occurrence of an inconvertibility event and the amount payable in the event of such occurrence, including the exchange rate used to determine the U.S. dollar amounts to be payable if the settlement rate is not available or if the rate determined by the calculation agent, is manifestly incorrect.  Determinations made by MSIP in its capacity as calculation agent may significantly affect the payout to you at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to the Turkish lira or to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

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TRY 8,000,000 Senior Fixed Rate Step-Up Notes due 2014
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Tax Considerations

The following summary applies to initial purchasers of the notes in this offering.

Non-U.S. Holders

Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the notes.  In general, a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest (including original issue discount (“OID”)) on a note, provided that:

•	the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the notes will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders

Because the notes are denominated in a currency (the “denomination currency”) other than the U.S. dollar, the notes will be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.

Based on the stated interest rates payable on the notes, the notes will be considered to have been issued with OID for U.S. federal income tax purposes.  Furthermore, the notes will be treated as if they have the same issue date, issue price and adjusted issue price as the existing notes for federal income tax purposes.  As a result, the remaining amount of OID on the notes as of the settlement date of this offering will be equal to the excess of the “stated redemption price at maturity” over the adjusted issue price, which is equal to the issue price of the existing notes as increased by previously accrued OID, each as determined in the denomination currency.  The “stated redemption price at maturity” of each note will be equal to the sum of (i) the stated principal amount of the note and (ii) the excess of the stated interest payable in years 3 and 4 over 9.00%.  Accordingly, for each TRY 150,000 stated principal amount note, the stated redemption price at maturity will be TRY 151,500.  A U.S. holder will, regardless of its method of accounting, be required to accrue the remaining amount of OID as of the settlement date of this offering in income on a constant-yield basis over the full term of the notes.  Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Discount Notes” and “– Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the notes as determined under the applicable Treasury regulations, regardless of whether the interest payments are converted into U.S. dollars.  The rules under Section 988 of the Code (including the market discount rules discussed below) could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the notes to be recharacterized as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

If a U.S. holder purchases a note for an amount that is less than the adjusted issue price of the note on the date of purchase, the amount of the difference will be treated as market discount (as determined in the denomination currency) for U.S. federal income tax purposes, unless the difference is less than a de minimis amount as specified in the applicable Treasury regulations.  A U.S. holder who elects to include market discount in income as it accrues will be required to translate market discount into U.S. dollars at the average exchange rate for the accrual period.  A U.S. holder who does not elect to include market discount in income as it accrues will be

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required to treat any gain on the sale, exchange or retirement of a note as ordinary income to the extent of the market discount accrued on the note at the time of the sale, exchange or retirement and to translate the market discount into U.S. dollars at the spot rate on the date of sale, exchange or retirement of the note.  In addition, a U.S. holder who does not elect to include market discount in income as it accrues may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

A U.S. holder will generally recognize ordinary income or loss upon the sale or other disposition of any denomination currency received on the notes based on the difference between the U.S. dollar value of the denomination currency on the date of sale or other disposition of the denomination currency and the U.S. dollar value of the denomination currency on the date it is received.  In addition, a U.S. holder who purchases the notes with previously owned denomination currency will recognize ordinary income or loss equal to the difference, if any, between the U.S. dollar fair market value of the notes on the date the notes are purchased and such U.S. holder’s tax basis in the denomination currency.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The preceding paragraph contains only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form– Notes – Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including the possible application of the market discount rules, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Settlement of the Notes

We expect to deliver the notes against payment therefor in London on April 1, 2011, which will be the third scheduled business day following the date of the pricing of the notes.

The notes will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear. The common depository will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable. See “—Description of Notes—Form of Notes” in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.  This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.

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Additional Selling Restrictions

United Kingdom

With respect to notes to be offered or sold in the United Kingdom, the Agent and each dealer has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by the Agent or such dealer in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by the Agent or such dealer in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

The Agent and each dealer has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

This offering document has not been registered with the Registrar of Companies in Hong Kong and its contents have not been reviewed by any regulatory authority in Hong Kong. Accordingly, (i) the notes may not be offered, sold, transferred or delivered in Hong Kong by means of any document other than to persons who are “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and the Securities and Futures (Professional Investor) Rules made thereunder or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance; and (ii) no person may issue any invitation, advertisement or other document relating to the notes whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and the Securities and Futures (Professional Investor) Rules made thereunder.

Singapore

This offering document is being disseminated in Singapore by Morgan Stanley Asia (Singapore) Pte. This offering document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may this security be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Any offering of the notes in Singapore would be through Morgan Stanley Asia (Singapore) Pte, an entity regulated by the Monetary Authority of Singapore.

Furthermore, the Agent and each dealer has agreed that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by the Agent or such dealer or for or on behalf of us unless such consent, approval or permission has been previously obtained.

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TRY 8,000,000 Senior Fixed Rate Step-Up Notes due 2014
Global Medium Term Notes, Series G

The Agent and each dealer agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers the notes or has in its possession or distributes this offering document or any offering material connected with the notes, including but not limited to the following selling restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Agent or any dealer that would permit a public offering of the notes, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for the purpose is required.  Persons into whose hands this term sheet and any offering material comes are required by the Issuer, the Agent or any dealer to comply with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver notes or have in their possession or distribute such offering material, in all cases at their own expense.

No public offering of the notes, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

Contact Information

Clients may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)-761-4000).

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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